Exhibit 99.1

Morgan Stanley Third Quarter 2022 Earnings Results

Morgan Stanley Reports Net Revenues of $13.0 Billion, EPS of $1.47 and ROTCE of 14.6%

NEW YORK, October 14, 2022 – Morgan Stanley (NYSE: MS) today reported net revenues of $13.0 billion for the third quarter ended September 30, 2022 compared with $14.8 billion a year ago.  Net income applicable to Morgan Stanley was $2.6 billion, or $1.47 per diluted share,1 compared with net income of $3.7 billion, or $1.98 per diluted share,1 for the same period a year ago.

James P. Gorman, Chairman and Chief Executive Officer, said, “Firm performance was resilient and balanced in an uncertain and difficult environment, delivering a 15% return on tangible common equity. Wealth Management added an additional $65 billion in net new assets and produced a pre-tax margin of 28%, excluding integration-related expenses, demonstrating scale and stability despite declining asset values. While Investment Banking and Investment Management were impacted by the market environment, Fixed Income and Equity navigated challenging markets well. We continue to maintain our strong capital position while repurchasing $2.6 billion of shares and distributing a healthy dividend.”

Financial Summary[2,3]
Firm ($ millions, except per share data)	3Q 2022	3Q 2021

Net revenues	$12,986	$14,753
Provision for credit losses	$35	$24
Compensation expense	$5,614	$5,920
Non-compensation expenses	$3,949	$3,935
Pre-tax income[8]	$3,388	$4,874
Net income app. to MS	$2,632	$3,707
Expense efficiency ratio[6]	74%	67%
Earnings per diluted share	$1.47	$1.98
Book value per share	$54.46	$54.56
Tangible book value per share	$39.93	$40.47
Return on equity	10.7%	14.5%
Return on tangible equity[4]	14.6%	19.6%
Institutional Securities
Net revenues	$5,817	$7,495
Investment Banking	$1,277	$2,849
Equity	$2,459	$2,876
Fixed Income	$2,181	$1,640
Wealth Management
Net revenues	$6,120	$5,935
Fee-based client assets ($ billions)[9]	$1,628	$1,752
Fee-based asset flows ($ billions)[10]	$16.7	$70.6
Net new assets ($ billions)	$64.8	$134.5
Loans ($ billions)	$145.7	$121.2
Investment Management
Net revenues	$1,168	$1,453
AUM ($ billions)[11]	$1,279	$1,522
Long-term net flows ($ billions)[12]	$(1.9)	$(2.3)

Highlights

•	The Firm reported net revenues of $13.0 billion, demonstrating our resilient business model against a volatile market backdrop.

•	The Firm delivered ROTCE of 14.6%, or 15.2% excluding the impact of integration-related expenses.[4,5]

•	The Firm’s expense efficiency ratio year-to-date was 72%, or 71% excluding the impact of integration-related expenses.[5,6]

•	Standardized Common Equity Tier 1 was 14.8%.

•
Institutional Securities net revenues of $5.8 billion reflect strong performance in Fixed Income and solid results in Equity, while the uncertain macroeconomic environment continued to drive limited activity in Investment Banking.

•
Wealth Management delivered a pre-tax margin of 26.9% or 28.4% excluding integration-related expenses.[5,7]  Results reflect higher net interest income on higher interest rates. The business added $65 billion in net new assets, bringing total net new assets year-to-date to $260 billion.

•	Investment Management delivered net revenues of $1.2 billion on AUM of $1.3 trillion in a challenging market environment.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Leslie Bazos 212-761-5352

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $5.8 billion compared with $7.5 billion a year ago. Pre-tax income was $1.6 billion compared with $3.0 billion a year ago.8

Investment Banking revenues down 55% from a year ago:

•	Advisory revenues decreased from a year ago driven by lower levels of completed M&A transactions.

•	Equity underwriting revenues decreased significantly from a year ago reflecting the substantial decline in global equity volumes.

•	Fixed income underwriting revenues decreased from a year ago as macroeconomic conditions contributed to lower issuances.

Equity net revenues down 14% from a year ago:

•	Equity net revenues decreased across businesses from a year ago, driven by declines in equity markets and lower client activity compared with elevated levels in the prior year quarter.

Fixed Income net revenues up 33% from a year ago:

•	Fixed Income net revenues increased from a year ago reflecting strength in macro products on high client engagement and volatility in the markets.

($ millions)	3Q 2022	3Q 2021

Net Revenues	$5,817	$7,495

Investment Banking	$1,277	$2,849
Advisory	$693	$1,272
Equity underwriting	$218	$1,010
Fixed income underwriting	$366	$567

Equity	$2,459	$2,876
Fixed Income	$2,181	$1,640
Other	$(100)	$130

Provision for credit losses	$24	$24

Total Expenses	$4,167	$4,498
Compensation	$1,948	$2,248
Non-compensation	$2,219	$2,250

Other:

•
Other revenues decreased from a year ago driven by mark-to-market losses on corporate loans held for sale, net of hedges compared to gains in the prior year quarter and higher mark-to-market losses on investments associated with certain employee deferred compensation plans.

Total Expenses:

•	Compensation expense decreased from a year ago primarily due to lower revenues.

Wealth Management

Wealth Management reported net revenues of $6.1 billion compared with $5.9 billion a year ago. Pre-tax income was $1.6 billion compared with $1.5 billion a year ago.8 Pre-tax margin was 26.9% in the current quarter, or 28.4% excluding the impact of integration-related expenses.5,7

Net revenues increased 3% from a year ago:

•	Asset management revenues decreased 7% reflecting lower asset levels due to declines in the markets, partially offset by positive fee-based flows.

•
Transactional revenues[13] decreased 18% excluding the impact of mark-to-market losses on investments associated with certain employee deferred compensation plans. The decrease was driven by lower client activity amid uncertainty in the markets.

•	Net interest income increased 49% from a year ago on higher interest rates.

($ millions)	3Q 2022	3Q 2021

Net Revenues	$6,120	$5,935
Asset management	$3,389	$3,628
Transactional[13]	$616	$832
Net interest income	$2,004	$1,348
Other	$111	$127
Provision for credit losses	$11	$0
Total Expenses	$4,460	$4,405
Compensation	$3,171	$3,159
Non-compensation	$1,289	$1,246

Total Expenses:

•
Compensation expense was relatively unchanged, as the impact of higher headcount was offset by lower compensable revenues and a decline related to certain deferred compensation plans linked to investment performance.

•	Non-compensation expenses increased from a year ago primarily driven by investments in technology, as well as higher marketing and business development costs.

Investment Management

Investment Management reported net revenues of $1.2 billion compared with $1.5 billion a year ago. Pre-tax income was $116 million compared with $370 million a year ago.8

Net revenues down 20% from a year ago:

•	Asset management and related fees decreased from a year ago primarily on lower asset levels due to the decline in the equity markets.

•	Performance-based income and other revenues decreased from a year ago, primarily due to the reversal of accrued carried interest in certain of our private funds.

($ millions)	3Q 2022	3Q 2021

Net Revenues	$1,168	$1,453
Asset management and related fees	$1,269	$1,470
Performance-based income and other	$(101)	$(17)
Total Expenses	$1,052	$1,083
Compensation	$495	$513
Non-compensation	$557	$570

Total Expenses:

•	Compensation expense decreased from a year ago on lower asset management revenues.

Other Matters

•	The Firm repurchased $2.6 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•	The Board of Directors declared a $0.775 quarterly dividend per share payable on November 15, 2022 to common shareholders of record on October 31, 2022.

•	The Standardized Common Equity Tier 1 capital ratio was 14.8%, 150 basis points above the updated standardized approach CET1 requirement that began on October 1, 2022.

•	The effective tax rate for the quarter was 21.4%, down from the prior year quarter primarily driven by the realization of certain tax benefits.

	3Q 2022	3Q 2021
Capital1
Standardized Approach
CET1 capital[15]	14.8%	16.0%
Tier 1 capital[15]	16.6%	17.6%
Advanced Approach
CET1 capital[15]	15.2%	17.2%
Tier 1 capital[15]	17.1%	18.9%
Leverage-based capital
Tier 1 leverage[16]	6.6%	7.3%
SLR[17]	5.4%	5.7%
Common Stock Repurchases
Repurchases ($ millions)	$2,555	$3,557
Number of Shares (millions)	30	36
Average Price	$85.79	$99.44
Period End Shares (millions)	1,694	1,799
Tax Rate	21.4%	23.6%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2021 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share of $138 million and $123 million for the third quarter of 2022 and 2021, respectively.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.

4 Return on average tangible common equity and return on average tangible common equity excluding integration-related expenses are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average tangible common equity represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction. The calculation of return on average tangible common equity excluding integration-related expenses is adjusted in both the numerator and the denominator to exclude the integration-related expenses associated with the acquisitions of E*TRADE and Eaton Vance.

5 The Firm’s and business segment’s third quarter results for 2022 and 2021 include integration-related expenses as a result of the E*TRADE and Eaton Vance acquisitions reported in the Wealth Management segment and Investment Management segment, respectively. The amounts are presented as follows (in millions):

	3Q 2022	3Q 2021
Firm
Compensation	$10	$19
Non-compensation	113	126
Total non-interest expenses	$123	$145
Total non-interest expenses (after-tax)	$94	$111

Wealth Management
Compensation	$3	$9
Non-compensation	89	104
Total non-interest expenses	$92	$113
Total non-interest expenses (after-tax)	$70	$87

Investment Management
Compensation	$7	$10
Non-compensation	24	22
Total non-interest expenses	$31	$32
Total non-interest expenses (after-tax)	$24	$24

6 The Firm expense efficiency ratio represents total non-interest expenses as a percentage of net revenues. The Firm expense efficiency ratio excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

7 Pre-tax margin represents income before taxes divided by net revenues.  Wealth Management pre-tax margin excluding the integration-related expenses represents income before taxes less those expenses divided by net revenues.  Wealth Management pre-tax margin excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

8 Pre-tax income represents income before provision for income taxes.

9 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

10 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity.

11 AUM is defined as assets under management or supervision.

12 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.

13 Transactional revenues include investment banking, trading, and commissions and fee revenues.  Transactional revenues excluding the impact of mark-to-market gains/losses on investments associated with certain employee deferred compensation plans is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.

14 Capital ratios are estimates as of the press release date, October 14, 2022.

15 CET1 capital is defined as Common Equity Tier 1 capital.  The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2021 (2021 Form 10-K).

16 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

17 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $76.4 billion and $83.4 billion, and supplementary leverage exposure denominator of approximately $1.41 trillion and $1.46 trillion, for the third quarter of 2022 and 2021, respectively.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021	Change
Revenues:
Investment banking	$1,373	$1,150	$3,013	19%	(54%)	$4,281	$8,413	(49%)
Trading	3,331	3,597	2,861	(7%)	16%	10,911	10,416	5%
Investments	(168)	23	45	*	*	(70)	744	*
Commissions and fees	1,133	1,220	1,280	(7%)	(11%)	3,769	4,214	(11%)
Asset management	4,744	4,912	5,201	(3%)	(9%)	14,775	14,572	1%
Other	63	(52)	290	*	(78%)	245	916	(73%)
Total non-interest revenues	10,476	10,850	12,690	(3%)	(17%)	33,911	39,275	(14%)

Interest income	6,101	3,612	2,351	69%	160%	12,363	7,000	77%
Interest expense	3,591	1,330	288	170%	*	5,355	1,044	*
Net interest	2,510	2,282	2,063	10%	22%	7,008	5,956	18%
Net revenues	12,986	13,132	14,753	(1%)	(12%)	40,919	45,231	(10%)

Provision for credit losses	35	101	24	(65%)	46%	193	(1)	*

Non-interest expenses:
Compensation and benefits	5,614	5,550	5,920	1%	(5%)	17,438	19,141	(9%)

Non-compensation expenses:
Brokerage, clearing and exchange fees	847	878	825	(4%)	3%	2,607	2,530	3%
Information processing and communications	874	857	788	2%	11%	2,560	2,286	12%
Professional services	755	757	734	--	3%	2,217	2,104	5%
Occupancy and equipment	429	430	427	--	--	1,286	1,246	3%
Marketing and business development	215	220	146	(2%)	47%	610	438	39%
Other	829	1,020	1,015	(19%)	(18%)	2,713	2,703	--
Total non-compensation expenses	3,949	4,162	3,935	(5%)	--	11,993	11,307	6%

Total non-interest expenses	9,563	9,712	9,855	(2%)	(3%)	29,431	30,448	(3%)

Income before provision for income taxes	3,388	3,319	4,874	2%	(30%)	11,295	14,784	(24%)
Provision for income taxes	726	783	1,150	(7%)	(37%)	2,382	3,380	(30%)
Net income	$2,662	$2,536	$3,724	5%	(29%)	$8,913	$11,404	(22%)
Net income applicable to nonredeemable noncontrolling interests	30	41	17	(27%)	76%	120	66	82%
Net income applicable to Morgan Stanley	2,632	2,495	3,707	5%	(29%)	8,793	11,338	(22%)
Preferred stock dividend	138	104	123	33%	12%	366	364	1%
Earnings applicable to Morgan Stanley common shareholders	$2,494	$2,391	$3,584	4%	(30%)	$8,427	$10,974	(23%)

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021	Change

Financial Metrics:

Earnings per basic share	$1.49	$1.40	$2.01	6%	(26%)	$4.95	$6.11	(19%)
Earnings per diluted share	$1.47	$1.39	$1.98	6%	(26%)	$4.88	$6.02	(19%)

Return on average common equity	10.7%	10.1%	14.5%			11.9%	15.1%
Return on average tangible common equity	14.6%	13.8%	19.6%			16.1%	19.7%

Book value per common share	$54.46	$54.46	$54.56			$54.46	$54.56
Tangible book value per common share	$39.93	$40.07	$40.47			$39.93	$40.47

Excluding integration-related expenses
Adjusted earnings per diluted share	$1.53	$1.44	$2.04	6%	(25%)	$5.04	$6.15	(18%)
Adjusted return on average common equity	11.1%	10.5%	15.0%			12.2%	15.4%
Adjusted return on average tangible common equity	15.2%	14.3%	20.2%			16.6%	20.2%

Financial Ratios:

Pre-tax profit margin	26%	25%	33%			28%	33%
Compensation and benefits as a % of net revenues	43%	42%	40%			43%	42%
Non-compensation expenses as a % of net revenues	30%	32%	27%			29%	25%
Firm expense efficiency ratio	74%	74%	67%			72%	67%
Firm expense efficiency ratio excluding integration-related expenses	73%	73%	66%			71%	67%
Effective tax rate	21.4%	23.6%	23.6%			21.1%	22.9%

Statistical Data:

Period end common shares outstanding (millions)	1,694	1,723	1,799	(2%)	(6%)
Average common shares outstanding (millions)
Basic	1,674	1,704	1,781	(2%)	(6%)	1,704	1,797	(5%)
Diluted	1,697	1,723	1,812	(2%)	(6%)	1,725	1,824	(5%)

Worldwide employees	81,567	78,386	73,620	4%	11%

Notes:
‐	For the quarters ended September 30, 2022, June 30, 2022 and September 30, 2021, Firm results include pre-tax integration-related expenses of $123 million, $120 million and $145 million ($94 million, $92 million and $111 million after-tax) respectively, reported in the Wealth Management and Investment Management business segments. The nine months ended September 30, 2022 and 2021 results include pre-tax integration-related expenses of $350 million and $310 million ($268 million and $238 million after-tax), respectively.
-	The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.